Exhibit 10.1
EMPLOYMENT SEPARATION AGREEMENT
     This Employment Separation Agreement (“Agreement”) is made and entered into as of the 13th day of July 2009, by Andrew W. Levin, Employee ID No.: 1036548 (“Executive”), and CC Media Holdings, Inc. (the “Company”).
     WHEREAS, the Executive’s position as the Company’s Executive Vice President, Chief Legal Officer and Secretary will end, effective January 8, 2010, and the Company wants to provide an incentive to Executive to remain an Executive of the Company in his current position through January 8, 2010;
     THEREFORE, in consideration of the mutual promises and covenants set forth herein, Executive and the Company agree as follows:
1. Termination Date. The Company desires to continue the employment of Executive until January 8, 2010 (the “Termination Date”) and agrees that Executive shall retain his current positions of Executive Vice President, Chief Legal Officer and Secretary until the Termination Date. Executive shall be compensated during such employment at the compensation level in existence on the date of this Agreement.
2. Consideration for Agreement from Company.
     2.1 Bonus Payments. The Company shall pay and Executive shall receive bonus payments in the total sum of Nine Hundred Eighty Nine Thousand Two Hundred Fifty and No/100 Dollars ($989,250.00), less applicable federal and state withholding and all other ordinary payroll deductions. Such payments will be made pursuant to the Payment Schedule attached hereto as Schedule A, and are subject to the terms and conditions set forth in Schedule A.
     2.2 Regular Compensation. The amount described in Section 2.1 is in addition to and does not affect the monthly salary and benefits Executive is entitled to while employed with the Company.
     2.3 2009 Annual Incentive Plan. In addition to the payments listed in Section 2.1, Executive will continue to be eligible to receive a performance bonus under the Company’s Annual Incentive Plan, to be paid no later than March 15, 2010, the details of which are set forth in Schedule B attached to this Agreement.
     2.4 Consulting Agreement. In further consideration for the Agreement, Executive agrees to serve as a consultant to the Company for a period commencing on the day following the Termination Date and expiring on May 31, 2011 (“Consulting Period”), the details of which are set forth in Schedule C attached to this Agreement. For a period of no less than 90 days following the Termination Date set forth in the Agreement (the “Transition Period”), Executive will be available on a reasonable basis, for up to ten hours per week, to provide such services at no additional compensation. After the completion of the Transition Period and continuing thereafter throughout the remaining term of the Consulting Period, Executive will be available to the Company on an as needed basis, for up to five hours per week and will be entitled to be paid $200.00 per hour for hours worked in excess of five hours per week.
3. Withholding. Executive acknowledges and agrees he is responsible for satisfying any and all tax obligations of the Executive that arise as a result of any compensation paid to Executive during his employment or in connection with this Agreement, including, without limitation, the payments listed in Section 2. The Company is authorized to deduct and withhold from any compensation or benefits payable hereunder amounts sufficient to satisfy applicable income and employment tax amounts the Company is required to withhold by applicable law, regulation or ruling.
4. Executive’s Release of Claims.
     4.1 Executive affirms he has not filed, caused to be filed, and/or is not presently a party to any claim, complaint, or action against Company in any forum or form. Executive furthermore affirms he has no known workplace injuries or occupational diseases.
     4.2 Save and except for Executive’s right to indemnification as an officer and employee of the Company, rights as a shareholder of Company, or rights under health, benefit or insurance plans or policies as an employee of Company, Executive hereby irrevocably and unconditionally releases and forever discharges the Company from any and all claims, demands, causes of action, and liabilities of any nature, both past and present, known and unknown (“Claims”), resulting from any act or omission of any kind occurring on or before the date of execution of this Agreement that arise under contract or common law, or any federal, state or local law, regulation or ordinance. Executive understands and agrees Executive’s release of claims includes, but is not limited to, the following: all claims, demands, causes of action and liabilities for past or future loss of pay or benefits, expenses, damages for pain and suffering, punitive damages, compensatory damages, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or equitable remedy of any kind whatsoever.
     4.3 Executive additionally hereby irrevocably and unconditionally releases and forever discharges the Company from any and all claims, demands, causes of action and liabilities arising out of or in any way connected with, directly or indirectly, Executive’s employment with the Company or any incident thereof, including, without limitation, his treatment by the Company or any other person, the terms and conditions of his employment, and any and all possible state or federal statutory and/or common law claims, including but not limited to:
     (a) All claims which he might have arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; The Civil Rights Act, 42 U.S.C. § 1981 and § 1988; Executive Retirement Income Security Act, as amended, 29 U.S.C. § 1001, et seq.; Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; The Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; The Older Worker Benefit Protection Act of 1990; The Immigration Reform and Control Act, as amended; and/or The Occupational Safety and Health Act, as amended.;
     (b) All contractual claims for any wages or other employment benefits owed as a result of Executive’s separation from the Company, and any claims arising from tax obligations of Executive (including, without limitation, obligations under Internal Revenue Code § 409A, if any) relating to compensation paid to Executive during employment or in connection with this Agreement, including, without limitation, any severance;
     (c) All claims arising under the Civil Rights Act of 1991, 42 U.S.C. § 1981a; and,
     (d) All other claims, whether based on contract, tort (personal injury), or statute, arising from Executive’s employment, the separation from that employment, or any investigation and/or interview conducted by or on behalf of the Company.

     4.4 Executive agrees, promises and represents that his receipt and acceptance of the Section 2.1 payments made after the Termination Date will constitute, in addition to the releases contained in this Agreement, Executive’s release of all know and unknown claims, promises, causes of action or similar rights of any type that may have arisen since the date this Agreement was executed through the date of the last payment received under Section 2.1.
5. D&O Insurance and Indemnification. The Company acknowledges and accepts its continuing obligation of defense and indemnity under Delaware law applicable to acts of Executive related to his work as an officer, director, employee, consultant and agent of the Company and agrees to indemnify Executive in accordance with the provisions of Schedule D attached to this Agreement.
6. Other Understandings, Agreements, and Representations.
     6.1 Successors and Assigns. Executive agrees this Agreement binds him and also binds his spouse, children, heirs, executors, administrators, assigns, agents, partners, successors in interest, and all other persons and entities in privity with him. Executive also understands this Agreement will inure to the benefit of the Company and its representatives, executors, successors, and assigns.
     6.2 Confidentiality. Executive promises and represents he will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized, any of the terms of this Agreement, except (1) to the extent necessary to report income to appropriate taxing authorities; (2) in response to an order or subpoena of a court of competent jurisdiction; (3) in response to any subpoena issued by a state or federal governmental agency; and/or (4) as required by law.

     6.3 Nondisparagement. Executive promises and represents he will not make or cause to be made any derogatory, negative or disparaging statements, either written or verbal, about the Company.
     6.4 Protected Information. During the course of employment, Executive has been given access to the confidential and proprietary information of the Company. This confidential information includes, but is not limited to, the Company’s human resources and Executive-related information, strategic business plans, budgets, financial performance and financial statements, operational information, business and employment contracts, litigation information, compensation information, and other information that the Company treats as confidential or proprietary. Executive agrees he will not disclose or use the Company’s confidential or proprietary information. Executive understands that the Company may seek from a court of competent jurisdiction an injunction to prohibit such disclosure.
     6.5 Nonsolicitation. Executive agrees he will not during the Consulting Period directly or indirectly: (i) solicit, recruit or otherwise induce or attempt to induce any employees to leave the employment of the Company or its affiliates; (ii) interfere with or disrupt the Company’s relationship with any of its employees, contractors, or accounts; (iii) induce or attempt to induce any person or entity which is an advertiser, sponsor, client, or contractor with the Company to cease performing services for or doing business with the Company; (iv) induce or attempt to induce any person or entity which is an advertiser, sponsor, client, or contractor with the Company to perform services for, advertise with, or sponsor any other broadcast program or station or communication company; or (v) influence or attempt to influence any person or persons, firm, association, syndicate, partnership, company, corporation or other entity that is a contracting party with the Company to terminate any written or oral agreement with the

Company, or enter into any agreement with any such person or entity which would have an adverse effect on the Company.
     6.6 Return of Company Property. On or before the Termination Date, Executive shall return to the Company all property belonging to the Company the Executive possesses or has possessed but has provided to a third party, including but not limited to, all equipment or other materials and all originals and copies of Company documents, files, memoranda, notes, computer-readable information (maintained on disk or in any other form) and video or tape recordings of any kind other than personal materials relating solely to the Executive. Executive warrants and represents Executive has not retained, distributed or caused to be distributed, and shall not retain, distribute or cause to be distributed, any original or duplicates of any such Company property specified in this Section.
     6.7 Entire Agreement. This Agreement and the attached Schedules contain the entire understanding between Executive and the Company and supersede all prior agreements and understandings relating to the subject matter of this Agreement. This Agreement shall not be modified, amended, or terminated unless such modification, amendment, or termination is executed in writing by Executive and an authorized representative of the Company.
     6.8 Dispute Resolution. Any disputes that relate in any way to the provisions of this Agreement shall be resolved by binding arbitration. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted by one arbitrator who is a member of the AAA or any comparable arbitration service, and who is selected pursuant to the methods set out in the National Rules for Resolution of Employment Disputes of the AAA, or other rules as the parties may agree to in writing. The Company will pay the actual costs of arbitration excluding attorneys’ fees. Each party will pay its own attorneys’ fees and other costs incurred by their respective attorneys.
     6.9 Review Period. Executive may take up to twenty-one (21) days from receipt of this Agreement to decide whether to accept this Agreement. Executive may actually accept and sign this Agreement at any time within this 21-day period, but Executive is not required to do so by the Company. If Executive has not signed this Agreement as of the 22nd day after receipt, this offer is revoked by the Company. In deciding whether to accept the terms of this Agreement, Executive is advised he may revoke this entire release up to seven days following its execution.
     6.10 No Suit, Action or Proceeding. Executive acknowledges and agrees he will not institute any suit, action or proceeding, whether at law or equity, challenging the enforceability of this Agreement. Should Executive ever attempt to challenge the terms of this Agreement, attempt to obtain an order declaring this Agreement to be null and void, or institute litigation against the Company based upon a claim which is covered by the terms of the release, Executive will as a condition precedent to such action repay all amounts paid to him under Section 2.1 of this Agreement. Furthermore, if Executive does not prevail in an action to challenge this Agreement, to obtain an order declaring this Agreement to be null and void, or in any action against the Company based upon a claim which is covered by this release, Executive shall pay to the Company all their costs and attorneys’ fees incurred in their defense of my action.
     6.11 Waiver of ADEA Claims. Executive understands and agrees that he shall not be required to repay the amounts paid to him under Section 2.1 of this Agreement or pay the Company its costs and attorneys’ fees incurred in its defense of this action (except those attorneys’ fees or costs specifically authorized under federal or state law) in the event Executive seeks to challenge his waiver of claims under the Age Discrimination in Employment Act. Likewise, this Paragraph is in no way intended to constitute a waiver of Executive’s right to challenge the enforceability of this Agreement as a defense to any action by the Company against Executive for breach of this Agreement. Under such circumstances, Executive will not be obligated to repay any amounts paid to him under Section 2.1 of this Agreement.
     6.12 Age Representation: Executive is over the age of forty at the time of signing this Agreement.
     6.13 Notice Regarding Attorney: Executive is hereby advised of his right to consult with an attorney of his choice, at his expense, before signing this Agreement.
     6.14 Governing Law. Unless otherwise specified or required by statute in a particular jurisdiction which expressly pertains to an employment relationship (e.g., wage payment timing, tax withholding, etc.), all construction and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law.
     6.15 Separability. Executive agrees that, if any single section or clause of this Agreement should be found invalid or unenforceable, it shall be severed and the remaining sections and clauses enforced in accordance with the intent of this Agreement.
     6.16 Representations by Executive. Executive represents and certifies that he (1) has received a copy of this Agreement for review and study and has had ample time to review it before signing; (2) has read this Agreement carefully; (3) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (4) understands its provisions; (5) understands that he has the right to consult with an attorney; (6) has determined that it is in his best interest to enter into this Agreement; (7) has not been influenced to sign this Agreement by any statement or representation by the Company not contained in this Agreement; and (8) enters into this Agreement knowingly and voluntarily.
[SIGNATURES ON FOLLOWING PAGE]

ACCEPTED AND AGREED:	ANDREW W. LEVIN

Date: July 13, 2009	/s/ Andrew W. Levin

CC MEDIA HOLDINGS, INC.

Date: July 13, 2009	By:	/s/ Mark P. Mays

	Name:	Mark P. Mays
	Title:	Chief Executive Officer